Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
May 4, 2017

PEABODY REPORTS EARNINGS FOR QUARTER ENDED MARCH 31, 2017;
REVISES FINANCIAL TARGETS FOR FULL-YEAR 2017

Revenue, income from continuing operations net of income taxes, net income, and Adjusted EBITDAR1 all rise substantially on higher PRB shipments and increased Australian thermal and metallurgical coal pricing; net income reaches highest level in nearly five years; 2017 targets revised to reflect higher met coal volumes from full year of contributions from the Metropolitan hard coking coal mine.

ST. LOUIS, May 4 - Peabody (NYSE: BTU) announced today that first quarter 2017 revenues, net income and Adjusted EBITDAR all showed substantial increases over the first quarter of 2016. Revenues increased 29 percent to $1.33 billion. Net income attributable to common stockholders increased $287.2 million to $122.1 million, the highest net income in nearly five years, and income from continuing operations net of income taxes rose $292.7 million to $131.0 million. Adjusted EBITDAR increased $304.9 million to $390.0 million.

Peabody today also revised its full-year financial targets to reflect higher metallurgical coal volumes even in the aftermath of Cyclone Debbie in Australia. The company is retaining the Metropolitan hard coking coal mine and its associated 16.67 percent interest in Port Kembla Coal Terminal in the company’s portfolio, after proposed purchaser South32 was unable to obtain regulatory clearance and terminated the purchase contract last month.

The company adopted fresh-start accounting under applicable accounting rules as of the April 3, 2017, effective date of the company's plan of reorganization, which is not reflected in these first quarter results. The adoption of fresh-start accounting may materially affect its results of operations following the fresh-start reporting dates, as the company will have a new basis in its assets and liabilities. As a result, certain balance sheet and income statement items will not be comparable to previously reported historical results, including the first quarter 2017 results presented here.

“Peabody’s first quarter results were significantly improved over the prior year across the platform, reflecting sharply higher coal demand in the United States and expanded Australian margins for both thermal and metallurgical coal,” said Peabody President and Chief Executive Officer Glenn Kellow. “Whilst several temporary issues in Australia prevented the quarter from meeting our full potential, our performance was greatly improved with excellent cash generation from our operations. We look forward to advancing with a strengthened balance sheet, rebounding shipments in Queensland, and retention of the Metropolitan Mine in New South Wales.”

Note: All comparisons are to first quarter of 2016 unless otherwise noted.
[1] Adjusted EBITDAR is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of non-GAAP financial measures.

#1

First Quarter Results

First quarter revenues rose 29 percent to $1.33 billion (from $1.03 billion in the prior year), driven by a 26 percent increase in Powder River Basin shipments, 17 percent rise in Western sales volumes, and 139 percent and 44 percent average revenue-per-ton increases in Australian metallurgical and thermal coal, respectively.

First quarter 2017 net income attributable to common stockholders increased $287.2 million to $122.1 million, and reflected $93.3 million in lower interest expense associated with the impact of interest under certain debt instruments being stayed during the Chapter 11 proceedings, partly offset by $61.3 million in reduced tax benefits.

Quarterly income from continuing operations net of income taxes increased $292.7 million to $131.0 million, led by a 29 percent increase in revenues that outpaced a 5 percent increase in operating costs and expenses.

First quarter Adjusted EBITDAR rose to $390.0 million, a $304.9 million increase over the first quarter of 2016. Adjusted EBITDAR included approximately $30 million in negative first quarter impacts from Cyclone Debbie in Australia and a $20 million benefit associated with the sale of the company’s 37.5 percent interest in the Dominion Terminal Associates in Virginia as part of the company's ongoing portfolio management process.

Within consolidated Adjusted EBITDAR:

•
U.S. Adjusted EBITDA increased 24 percent to $191.7 million, with improvements led by higher Powder River Basin and Western shipments, partly offset by reduced margins at Midwestern operations and a $13 million benefit related to a contractual resolution with a Southwestern U.S. coal customer. Sales volumes, revenues per ton and costs per ton were all consistent with the company’s prior annual financial targets.

•
Australian Adjusted EBITDA rose to $185.2 million from $5.6 million in 2016, driven by a 139 percent increase in metallurgical coal revenues to $150.22 per ton, as well as a 44 percent increase in thermal coal revenues to $48.65 per ton. Operating costs per ton rose 35 percent in Australian metallurgical mining, led by the impacts of Cyclone Debbie, temporary geologic and operating issues at several operations, and increased royalties due to higher prices.

•	Trading and Brokerage Adjusted EBITDA increased to $25.4 million from a loss of ($18.8) million in 2016, benefitting from realized profits on hedge positions taken in prior periods.

“With profitable operations across the U.S. and Australian platforms, Peabody looks forward to generating cash, further reducing debt and returning cash to shareholders over time,” said Peabody Executive Vice President and Chief Financial Officer Amy Schwetz. “We have a new capital structure and focused capital discipline that is designed to serve shareholders well through all cycles.”

Liquidity at quarter end totaled $1.07 billion in cash and cash equivalents, exceeding the company’s expected cash at emergence given the strength of cash flows in the quarter combined with lower restructuring costs, even while retaining the Metropolitan Mine. Cash and cash equivalents excluded $80.7 million in current restricted cash, $1 billion in restricted bond proceeds, and an additional $594.0 million in restricted cash and cash collateral associated with the company’s coal mine restoration and other activities included in Investments and Other Assets. First quarter operating cash flows totaled $238.4 million. This includes outflows of $89 million related to collateral for U.S. third-party surety bonds and $61 million related to other Chapter 11 payments. Continued management of liquidity will be an ongoing priority for the company. The company expects to use approximately $275 million to $325 million in cash through the remainder of the year for Chapter 11 exit costs and settlements related to the company’s plan of reorganization that was effective on April 3.

#2

Industry Fundamentals

Industry fundamentals improved in the first quarter of 2017 relative to the prior year both in the United States and Asia-Pacific regions. First quarter coal shipments rose sharply in the U.S., with seaborne thermal and metallurgical coal prices running well above prior-year levels.

While coal consumption for U.S. electricity generation increased 3 percent yea-overyear through March in response to higher natural gas prices, first quarter heating degree days were 4 percent lower than prior year and 19 percent below the 10-year average, muting electricity demand. Still, with natural gas prices on average 55 percent above the prior year in the first quarter, natural gas generation declined 16 percent. Despite lower-than-expected coal demand, U.S. coal shipments increased 14 percent, limiting coal stockpile draws. For full-year 2017, Peabody projects U.S. coal consumption from electricity generation to increase approximately 30 to 40 million tons compared to 2016 levels.

Within the U.S. policy arena, Peabody remains very encouraged by priorities and strong actions from a federal administration that recognizes coal as an important part of the energy mix and supports coal mining and coal use. Recently, the administration has taken steps to reverse onerous regulations through the repeal of the so-called “Stream Protection Rule” and review of the Clean Power Plan. The Energy Independence executive order was also passed, while the secretary of energy requested a review of the impacts of renewable-fuel subsidies on baseload electricity generation, reliability and costs.

Seaborne metallurgical coal demand remained strong in the first quarter, led by a 6 percent increase in global steel production. Metallurgical coal imports in China rose 6 million tons in the quarter, driven by improved economic growth and a 5 percent increase in Chinese steel consumption on infrastructure growth and new construction. In addition, India metallurgical coal imports increased 4 percent compared to 2016 on strong steel production. Metallurgical coal supply disruptions due to Cyclone Debbie in Australia have led to a sharp rise in spot prices as negotiations for the second quarter metallurgical coal benchmark have been deferred. While loadings to the primary Goonyella rail line in Queensland have now resumed at reduced speeds, the rail carrier advises that, across the industry, approximately 20 million tons will be impacted through June 30.

Regarding global seaborne thermal coal, favorable demand fundamentals were led by a sharp rise in imports in China. Chinese thermal coal imports increased 29 percent in the first quarter over the prior year on domestic coal production constraints and strong thermal generation, which was up more than 7 percent through March. Conversely, India imports declined 22 percent in the first quarter compared to the same period in 2016 on increased domestic supply and elevated stockpiles. While the annual thermal coal settlement is typically negotiated with the Japanese fiscal year beginning April 1, negotiations have been deferred as producers evaluate the impacts of Cyclone Debbie. At quarter end, prompt Newcastle thermal coal pricing was approximately 65 percent above the spot levels of a year ago.

Priorities and Targets

“The emerged Peabody is proceeding with a new balance sheet, improved industry fundamentals and a sharp focus on creating value,” said Kellow. “This focus begins with an emphasis on safe and productive operations that are constantly working to move down the cost curve; carries forward with intense management of both the asset and liability side of our balance sheet; and extends to our financial strategies that are aimed at prioritizing higher returns for shareholders."

#3

Peabody’s second quarter priorities include:

•
Working with customers and value-chain suppliers to quickly build metallurgical coal shipments in Queensland along the Goonyella Line, which recently resumed shipments on a slower pace from a four-week outage following damage to the rail line by Cyclone Debbie in late March;

•	Resuming full shipments at the Metropolitan hard coking coal mine in New South Wales following expected completion of an extended longwall move in late May;

•
Continuing to export thermal coal shipments at strong capacity levels given high Asian demand. Peabody’s Australian thermal coal logistics chain was unaffected by Cyclone Debbie. In addition, Peabody recently received approval for its Wilpinjong Extension Project from the Planning Assessment Commission in New South Wales, Australia. The project aims to extend the life of the mine to 2033, and approval by the commission is a significant milestone in securing the supply of quality coal for domestic and export customers;

•	Completing the annual review process to optimize mine plans to reflect the more-favorable near-term pricing environment; and

•	Continuing to manage the company’s cash position and formalizing the creation of dividend and capital allocation policies including debt reduction targets.

For the full year, Peabody continues to target increased revenues, earnings and cash flows given increased U.S. volumes and higher Australian coal pricing. The company also is revising full-year targets to reflect retention of the Metropolitan Mine.

Sales Volumes (short tons)		Australia Operations - Costs Per Ton (USD)[3]
PRB	115 - 120 million	Metallurgical	$85 - $95
ILB	18 - 20 million	Thermal	$31 - $35
Total U.S.	145 - 155 million	Total Australia	$51 - $54

Australia Metallurgical[1]	11 - 12 million	Capital Expenditures	$165 - $195 million
Australia Export Thermal[2]	13 - 14 million
Australia Domestic Thermal	~8 million	Q2 - Q4 2017 Cost Sensitivities[4]
Total Australia	32 - 34 million	$0.05 Decrease in A$ FX Rate[5]	+~$70 - $75 million
		$0.05 Increase in A$ FX Rate[5]	-~$30 - $35 million
Trading and Brokerage	3 - 7 million	Fuel (+/- $10/barrel)	+/- ~$24 million

Total Tons Sold	180 - 196 million	Priced Position
		PRB Tons	~115 million tons
U.S. Operations - Revenues Per Ton		PRB Average Price/Ton	$12.67
PRB	$12.40 - $12.90	ILB Tons	~19 million tons
ILB	$41.75 - $43.75	ILB Average Price/Ton	$42.39
Total U.S.	$18.90 - $19.30
Essentially all of Peabody's expected 2017 U.S. production is priced as of March 31, 2017; 52% of 2018 volumes are priced and 67% contracted (on a 2017 projected sales volume basis).
U.S. Operations - Costs Per Ton
PRB	$9.75 - $10.25
ILB	$31.25 - $33.25
Total U.S.	$14.50 - $15.00	Additional notes on following page.

#4

1 Metallurgical coal sales volumes may range from ~50%-60% PCI and ~40%-50% coking coal (including semi-hard and semi-soft coking coals). Approximately 45%-55% of seaborne metallurgical sales may be executed on a spot basis, with the remainder priced under quarterly contracts. The company also has exposure to approximately 2 million tons of metallurgical coal related to the Middlemount Mine, a 50/50 joint venture accounted for in (Income) Loss from Equity Affiliates.

Peabody’s North Goonyella and Coppabella mines have the ability to set the premium HCC benchmark and premium LV PCI benchmark, respectively, with the remainder of products sold at discounts based on coal qualities and properties. On a weighted-average basis across all metallurgical products, Peabody typically realizes approximately 85%-90% of the premium HCC benchmark price for its coking products, and 90%-95% of the premium LV PCI benchmark price for its PCI products.

In Q1 2017, the ratio of the premium LV PCI benchmark price to the premium HCC benchmark price was ~63%.

2 Approximately 60% of seaborne thermal sales are executed on a spot basis, with the remainder sold under longer-term contracts. A portion of Peabody’s seaborne thermal coal products sell at or above the Newcastle index, with the remainder sold at discounts relative to the Newcastle index based on coal qualities and properties. On a weighted-average basis across all seaborne thermal products, Peabody typically realizes approximately 90%-95% of the Newcastle index price.

3 Assumes 2Q - 4Q 2017 average A$ FX rate of $0.75.

4 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

5 As of May 4, 2017, Peabody had purchased call options in aggregate notional amount of approximately AUD $1.3 billion to manage market price volatility associated with the Australian dollar at an average strike price of ~$0.77 and settlement dates through December 2017. Sensitivities provided are relative to an assumed average A$ rate of $0.75 for remainder of 2017.

Note 1: Peabody classifies its Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.  Guidance does not reflect the impact of fresh start accounting.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of PCI and coking coal products, the ratio of premium LV PCI to premium HCC benchmark prices, the weighted average discounts across all products to the applicable premium HCC or premium LV PCI benchmark or Newcastle index prices, in addition to impacts on sales-related costs in Australia, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: Peabody would have approximately 137.3 million shares of common stock issued, assuming full conversion of Peabody's preferred stock (including make-whole shares issuable upon conversion of the preferred stock) and full exercise of all warrants issued in connection with the company's emergence from Chapter 11. The fully converted shares issued value excludes shares underlying unvested equity awards under Peabody's long-term incentive plan. As of April 26, holders of approximately 36% of preferred stock issued at emergence had converted their shares into common stock.

Today’s earnings call will be accompanied by a presentation available at PeabodyEnergy.com.

#5

Peabody is the world’s largest private-sector coal company and a Fortune 500 company. The company is also a leading voice in advocating for sustainable mining, energy access and clean coal technologies. Peabody serves metallurgical and thermal coal customers in more than 25 countries on five continents. For further information, visit PeabodyEnergy.com.

Contact:
Investors
Vic Svec
314.342.7768

Media
Beth Sutton
928.221.6792

Certain statements included in this release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The Company uses words such as "anticipate," "believe," "expect," "may," "forecast," "project," "should," "estimate," "plan," "outlook," "target," "likely," "will," "to be" or other similar words to identify forward-looking statements. These forward-looking statements are made as of the date the release was filed and are based on numerous assumptions that the Company believes are reasonable, but these assumptions are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the Company's control. Such factors include, but are not limited to those described in the Company’s most recently filed Annual Report on Form 10-K and Exhibit 99.2 of the Company’s Current Report on Form 8-K filed on April 11, 2017. Factors that could affect the Company’s results or an investment in its securities include but are not limited to: competition in the energy market and supply and demand for the Company's products, including the impact of alternative energy sources, such as natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices, and lower demand for the Company's products by electric power generators; customer procurement practices and contract duration; the impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and the Company's ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, bank and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay arrangements for rail and port commitments for the delivery of coal; successful implementation of business strategies, including, without limitation, the actions the Company is implementing to improve its organization; negotiation of labor contracts, employee relations and workforce availability, including, without limitation, attracting and retaining key personnel; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures, including the ability to successfully consummate planned divestitures; economic strength and political stability of countries in which the Company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements, changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; the Company's ability to obtain and renew permits necessary for the Company's operations; the Company's ability to appropriately secure its requirements for reclamation, federal and state workers' compensation, federal coal leases and other obligations related to the Company's operations, including its ability to utilize self-bonding and/or successfully access the commercial surety bond market; litigation or other dispute resolution, including, but not limited to, claims not yet asserted; terrorist attacks or security threats, including, but not limited to, cybersecurity breaches; impacts of pandemic illnesses; the lack of an established market for certain of the Company’s securities, including the Company’s Series A Convertible Preferred Stock, and potential dilution of its common stock due to future issuances of equity securities; price volatility in the Company’s securities; short-sales in the Company’s common stock; any conflicts of interest between the Company’s significant shareholders and other holders of its capital stock; the Company’s ability to generate sufficient cash to service all of its indebtedness; the Company’s debt instruments and capital structure place certain limits on its ability to pay dividends and repurchase common stock; the Company’s ability to comply with financial and other restrictive covenants in various agreements, including its debt instruments; and other risks detailed in the Company's reports filed with the SEC. The Company does not undertake to update its forward-looking statements except as required by law.

#6

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2017 and 2016

(In Millions, Except Per Share Data)
	Quarter Ended
	Mar.	Mar.
	2017	2016

Tons Sold	46.1	42.5

Revenues	$1,326.2	$1,027.2
Operating Costs and Expenses (1)	963.7	920.2
Depreciation, Depletion and Amortization	119.9	111.8
Asset Retirement Obligation Expenses	14.6	13.1
Selling and Administrative Expenses	37.2	34.0
Selling and Administrative Expenses Related to Debt Restructuring	—	14.3
Restructuring Charges	—	12.1
Other Operating (Income) Loss:
Net Gain on Disposal of Assets	(22.8)	(1.8)
Asset Impairment	30.5	17.2
(Income) Loss from Equity Affiliates:
Results of Operations (1)	(9.8)	7.6
Change in Deferred Tax Asset Valuation Allowance	(5.2)	1.4
(Income) Loss from Equity Affiliates	(15.0)	9.0
Operating Profit (Loss)	198.1	(102.7)
Interest Income	(2.7)	(1.4)
Interest Expense	32.9	126.2
Reorganization Items, Net	41.4	—
Income (Loss) from Continuing Operations Before Income Taxes	126.5	(227.5)
Income Tax Benefit	(4.5)	(65.8)
Income (Loss) from Continuing Operations, Net of Income Taxes	131.0	(161.7)
Loss from Discontinued Operations, Net of Income Taxes	(4.1)	(3.4)
Net Income (Loss)	126.9	(165.1)
Less: Net Income Attributable to Noncontrolling Interests	4.8	—
Net Income (Loss) Attributable to Common Stockholders	$122.1	$(165.1)

Adjusted EBITDA (2)	$357.9	$30.1

Adjusted EBITDAR (3)	$390.0	$85.1

Diluted EPS - Income (Loss) from Continuing Operations (4)(5)	$6.80	$(8.85)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (4)	$6.57	$(9.03)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP measure defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the segments' operating performance as displayed in the reconciliation. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included at the end of this document. Adjusted EBITDA is used by management as one of the primary metrics to measure our operating performance. Management also believes non-U.S. GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(3)
Adjusted EBITDAR is a non-GAAP measure defined as Adjusted EBITDA further adjusted to exclude the impact of certain employee compensation programs related to the Chapter 11 Cases, restructuring charges, the voluntary employee beneficiary association (VEBA) settlement with the United Mine Workers of America (UMWA) and corporate hedging. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDAR is included at the end of this document. Adjusted EBITDAR is used by management as one of the primary metrics to measure our operating performance. Management also believes non-U.S. GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDAR is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(4)
Weighted average diluted shares outstanding were 18.4 million and 18.3 million for the quarters ended March 31, 2017 and 2016, respectively. Upon emergence from Chapter 11, Peabody would have approximately 137.3 million shares of common stock issued, assuming full conversion of Series A convertible preferred stock (including make-whole shares issuable upon conversion of the preferred stock) and full exercise of all warrants issued in connection with the Company’s emergence from Chapter 11.The fully converted shares issued value excludes approximately 3.6 million shares associated with unvested emergence restricted stock units under the employee incentive plan.

(5)	Reflects income (loss) from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#7

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2017 and 2016

	Quarter Ended
	Mar.	Mar.
	2017	2016
Revenue Summary (In Millions)
Powder River Basin Mining Operations	$394.3	$336.0
Midwestern U.S. Mining Operations	193.2	199.6
Western U.S. Mining Operations	149.7	112.5
Total U.S. Mining Operations	737.2	648.1
Australian Metallurgical Mining Operations	328.9	205.1
Australian Thermal Mining Operations	224.8	176.7
Total Australian Mining Operations	553.7	381.8
Trading and Brokerage Operations	31.6	(8.8)
Other	3.7	6.1
Total	$1,326.2	$1,027.2

Tons Sold (In Millions)
Powder River Basin Mining Operations	31.0	24.6
Midwestern U.S. Mining Operations	4.5	4.5
Western U.S. Mining Operations	3.4	2.9
Total U.S. Mining Operations	38.9	32.0
Australian Metallurgical Mining Operations	2.2	3.3
Australian Thermal Mining Operations	4.6	5.2
Total Australian Mining Operations	6.8	8.5
Trading and Brokerage Operations	0.4	2.0
Total	46.1	42.5

Revenues per Ton - Mining Operations (1)
Powder River Basin	$12.70	$13.69
Midwestern U.S.	42.96	44.47
Western U.S.	44.68	38.58
Total U.S.	18.96	20.28
Australian Metallurgical	150.22	62.82
Australian Thermal	48.65	33.74
Total Australian	81.36	44.91

Operating Costs per Ton - Mining Operations (1)(2)
Powder River Basin	$9.75	$10.68
Midwestern U.S.	31.84	30.97
Western U.S.	29.76	31.70
Total U.S.	14.03	15.44
Australian Metallurgical	100.16	74.23
Australian Thermal	32.27	25.55
Total Australian	54.15	44.25

Gross Margin per Ton - Mining Operations (1)(2)
Powder River Basin	$2.95	$3.01
Midwestern U.S.	11.12	13.50
Western U.S.	14.92	6.88
Total U.S.	4.93	4.84
Australian Metallurgical	50.06	(11.41)
Australian Thermal	16.38	8.19
Total Australian	27.21	0.66

#8

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2017 and 2016

	Quarter Ended
	Mar.	Mar.
	2017	2016
Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Powder River Basin Mining Operations	$91.7	$73.8
Adjusted EBITDA - Midwestern U.S. Mining Operations	50.0	60.6
Adjusted EBITDA - Western U.S. Mining Operations	50.0	20.1
Total U.S. Mining Operations	191.7	154.5
Adjusted EBITDA - Australian Metallurgical Mining Operations	109.6	(37.3)
Adjusted EBITDA - Australian Thermal Mining Operations	75.6	42.9
Total Australian Mining Operations	185.2	5.6
Adjusted EBITDA - Trading and Brokerage	25.4	(18.8)
Selling and Administrative Expenses	(32.7)	(34.0)
Other Operating Costs, Net (3)	20.4	(22.2)
Adjusted EBITDAR	390.0	85.1
Selling and Administrative Expenses for Employee Compensation Programs Related to Chapter 11 Cases	(4.5)	—
Restructuring Charges	—	(12.1)
Gain on UMWA VEBA Settlement	—	68.1
Corporate Hedging Results	(27.6)	(111.0)
Adjusted EBITDA	$357.9	$30.1

(1)
Revenues per Ton, Operating Costs per Ton and Gross Margin per Ton are non-GAAP measures. Revenues per Ton and Gross Margin per Ton are approximately equal to Revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Operating costs per Ton is equal to Revenues per Ton less Gross Margin per Ton.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; and certain other costs related to post-mining activities.

(3)
Includes (income) loss from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post-mining activities, certain asset sales, property management costs and revenues, coal royalty expense, minimum charges on certain transportation-related contracts and the Q1 2017 gain of $19.7 million recognized on the sale of Dominion Terminal Associates.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#9

Condensed Consolidated Balance Sheets
As of Mar. 31, 2017 and Dec. 31, 2016

(Dollars In Millions)
	(Unaudited)
	Mar. 31, 2017	Dec. 31, 2016
Cash and Cash Equivalents	$1,068.1	$872.3
Restricted Cash	80.7	54.3
Successor Notes Issuance Proceeds - Restricted Cash (1)	1,000.0	—
Accounts Receivable, Net	312.1	473.0
Inventories	250.8	203.7
Assets from Coal Trading Activities, Net	0.6	0.7
Other Current Assets	493.9	486.6
Total Current Assets	3,206.2	2,090.6
Property, Plant, Equipment and Mine Development, Net	8,653.9	8,776.7
Investments and Other Assets (2)	976.4	910.4
Total Assets	$12,836.5	$11,777.7

Current Portion of Long-Term Debt	$18.2	$20.2
Liabilities from Coal Trading Activities, Net	0.7	1.2
Accounts Payable and Accrued Expenses	967.3	990.4
Total Current Liabilities	986.2	1,011.8
Long-Term Debt, Less Current Portion (1)	950.5	—
Deferred Income Taxes	16.2	17.6
Asset Retirement Obligations	707.0	717.8
Accrued Postretirement Benefit Costs	753.9	756.3
Other Noncurrent Liabilities	511.1	496.2
Total Liabilities Not Subject to Compromise	3,924.9	2,999.7
Liabilities Subject to Compromise	8,416.7	8,440.2
Total Liabilities	12,341.6	11,439.9

Common Stock	0.2	0.2
Additional Paid-in Capital	2,423.9	2,422.0
Treasury Stock	(371.9)	(371.8)
Accumulated Deficit	(1,121.1)	(1,243.2)
Accumulated Other Comprehensive Loss	(448.5)	(477.0)
Peabody Energy Corporation Stockholders' Equity	482.6	330.2
Noncontrolling Interests	12.3	7.6
Total Stockholders' Equity	494.9	337.8
Total Liabilities and Stockholders' Equity	$12,836.5	$11,777.7

(1)
Balance reflects the proceeds of 6.00% Senior Secured Notes due 2022 and the 6.375% Senior Secured Notes due 2025 offering (the Successor Notes), which were held in escrow as of March 31, 2017, net of debt issuance costs.

(2)	Includes cash collateral and restricted cash of $594.0 million and $529.3 million held in support of reclamation and other obligations as of March 31, 2017 and December 31, 2016, respectively.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#10

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Mar. 31, 2017 and 2016
(Dollars In Millions)
	Quarter Ended
	Mar.	Mar.
	2017	2016
Cash Flows From Operating Activities
Net Income (Loss)	$126.9	$(165.1)
Loss from Discontinued Operations, Net of Income Taxes	4.1	3.4
Income (Loss) from Continuing Operations, Net of Income Taxes	131.0	(161.7)
Adjustments to Reconcile Income (Loss) from Continuing Operations, Net of Income Taxes to Net Cash Provided By (Used In) Operating Activities:
Depreciation, Depletion and Amortization	119.9	111.8
Noncash Interest Expense	0.5	6.9
Deferred Income Taxes	(5.0)	(49.4)
Noncash Share-Based Compensation	1.9	2.4
Asset Impairment	30.5	17.2
Net Gain on Disposal of Assets	(22.8)	(1.8)
(Income) Loss from Equity Affiliates	(15.0)	9.0
Gain on Voluntary Employee Beneficiary Association Settlement	—	(68.1)
Settlement of Hedge Positions	—	(17.8)
Unrealized Gains on Non-Coal Trading Derivative Contracts	—	(25.0)
Reclassification from Other Comprehensive Earnings for Terminated Hedge Contracts	27.6	—
Noncash Reorganization Items, Net	10.0	—
Changes in Current Assets and Liabilities:
Accounts Receivable	159.3	125.8
Change in Receivable from Accounts Receivable Securitization Program	—	(168.5)
Inventories	(47.2)	(8.0)
Net Assets from Coal Trading Activities	(0.5)	6.0
Other Current Assets	0.1	(36.0)
Accounts Payable and Accrued Expenses	(54.9)	(71.1)
Restricted Cash	(94.1)	(100.2)
Asset Retirement Obligations	10.2	9.0
Workers' Compensation Obligations	(3.1)	(3.3)
Accrued Postretirement Benefit Costs	0.8	(0.2)
Accrued Pension Costs	5.4	5.4
Take-or-Pay Obligation Settlement	(5.5)	(15.5)
Other, Net	(2.5)	(5.8)
Net Cash Provided By (Used In) Continuing Operations	246.6	(438.9)
Net Cash Used In Discontinued Operations	(8.2)	(0.1)
Net Cash Provided By (Used In) Operating Activities	238.4	(439.0)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(32.8)	(13.3)
Changes in Accrued Expenses Related to Capital Expenditures	(1.4)	(3.4)
Federal Coal Lease Expenditures	(0.5)	(0.4)
Proceeds from Disposal of Assets	24.3	2.1
Contributions to Joint Ventures	(95.4)	(81.7)
Distributions from Joint Ventures	90.5	87.4
Advances to Related Parties	(0.4)	(1.2)
Repayments of Loans from Related Parties	31.1	2.1
Other, Net	(0.3)	(4.5)
Net Cash Provided By (Used In) Investing Activities	15.1	(12.9)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	1,000.0	947.0
Successor Notes Issuance Proceeds into Escrow	(1,000.0)	—
Repayments of Long-Term Debt	(2.1)	(6.2)
Payment of Deferred Financing Costs	(55.4)	(2.8)
Distributions to Noncontrolling Interests	(0.1)	—
Other, Net	(0.1)	(1.8)
Net Cash (Used In) Provided By Financing Activities	(57.7)	936.2
Net Change in Cash and Cash Equivalents	195.8	484.3
Cash and Cash Equivalents at Beginning of Period	872.3	261.3
Cash and Cash Equivalents at End of Period	$1,068.1	$745.6

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#11

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Mar. 31, 2017 and 2016

(In Millions)	Quarter Ended
	Mar.	Mar.
	2017	2016

Income (Loss) from Continuing Operations, Net of Income Taxes	$131.0	$(161.7)
Depreciation, Depletion and Amortization	119.9	111.8
Asset Retirement Obligation Expenses	14.6	13.1
Selling and Administrative Expenses Related to Debt Restructuring	—	14.3
Asset Impairment	30.5	17.2
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	(5.2)	1.4
Interest Income	(2.7)	(1.4)
Interest Expense	32.9	126.2
Reorganization Items, Net	41.4	—
Unrealized Gains on Non-Coal Trading Derivative Contracts	—	(25.0)
Income Tax Benefit	(4.5)	(65.8)

Adjusted EBITDA	357.9	30.1

Selling and Administrative Expenses for Employee Compensation Programs Related to Chapter 11 Cases	4.5	—
Restructuring Charges	—	12.1
Gain on UMWA VEBA Settlement	—	(68.1)
Corporate Hedging Results	27.6	111.0

Adjusted EBITDAR	$390.0	$85.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#12